EXHIBIT 10.4
ENGINEERING SERVICES AGREEMENT
     THIS ENGINEERING SERVICES AGREEMENT (this “Agreement”) is made and entered into, as of October 7, 2008 (the “Effective Date”), by and between FALLBROOK TECHNOLOGIES INC., a Delaware corporation (“Fallbrook”), having a place of business at 9444 Waples St., Suite 410, San Diego, California 92121 and THE GATES CORPORATION, a Delaware corporation (“Gates”), having a place of business at 1551 Wewatta Street, Denver, Colorado 80202 (collectively the “Parties”).
1. Background. The Parties have entered into a Non Disclosure Agreement on May 16, 2008 (the “NDA”) pursuant to which the Parties have discussed application of Fallbrook’s NuVinci® technology to various applications. In further pursuit of determining whether a further business relationship can be reached, the Parties desire that Fallbrook perform certain engineering services as set forth in this Agreement.
2. Services. Fallbrook shall use its commercially reasonable efforts to perform the services specified on Exhibit A to this Agreement (the “Services”) in a timely manner.
3. Compensation. Gates shall pay Fallbrook each of the milestone fees when payable as described on Exhibit A. For milestone payments that require action or information from Gates that are delayed due to the failure of Gates to timely provide such action or information, the associated milestone payment shall become due upon the associated estimated completion date for the subject milestone payment regardless of whether the milestone is actually completed by that date. Payments are net 30 upon delivery of an invoice from Fallbrook.
3.1 Costs. All costs for the manufacture and assembly of prototypes deliverable under this Agreement shall be the responsibility of each the Parties as identified on Exhibit A. All amounts paid under this Section 3 shall be non-refundable.
4. Independent Contractor Relationship. Fallbrook’s relationship with Gates is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Neither party is authorized to make any representation, contract or commitment on behalf of the other party unless specifically requested or authorized in writing to do so by the other party. No part of Fallbrook’s compensation shall be subject to withholding by Gates for the payment of any social security, federal, state or any other employee payroll taxes.
5. Ownership. Other than for the Developments to the NuVinci Technology, as defined below, Gates shall own all inventions, discoveries, enhancements, improvements, technology, data or information relating to systems or components resulting from the Services. Fallbrook hereby sells, assigns, and transfers to Gates all of Fallbrook’s right, title and interest to such developments. The ownership of all Developments that are made or conceived by Fallbrook or Gates under this Agreement shall be the exclusive property of Fallbrook. Gates hereby sells, assigns and transfers to Fallbrook all of Gates’ right, title and interest to such Developments.
5.1 Definitions.
(a) “Developments” shall mean all inventions, discoveries, enhancements, improvements, technology, data or information (whether or not patentable) of or to the NuVinci Technology.

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(b) “NuVinci Technology” shall mean the components, assemblies, subassemblies and associated methods residing within the Power Boundary, CVT Structure and CVT Controls.
(c) “Power Boundary” shall mean the area along the rotational power flow path through or transmitted by the transmission that falls between 1) a point in the shaft supplying rotational power into the transmission that is just upstream of any coupling into the transmission, and 2) a point in the output of the transmission that is just downstream of any coupling out of the transmission.
(d) “CVT Structure” shall mean that portion of any housing or support structure that is specific to the design of the continuously variable transmission and supporting its components and functions, but excluding any portion that is generic to the type of transmission and primarily provides housing and support of a general nature.
(e) “CVT Controls” shall mean all of the control system for the transmission that exists downstream of the point just before where the signal input lines interface with the transmission electronic control unit.
(f) For illustrative purposes, an example of the NuVinci Technology defined in Sections (c), (d) and (e) is shown below in Figure 1.
Figure 1: NuVinci Technology Definition
6. Confidentiality.
6.1 Confidential Information. During the term of this Agreement, and for a period of ten (10) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party disclosed by the other party (the “Discloser”) and is identified as, acknowledged to be, or can reasonably be inferred from the subject matter of the disclosure to be, confidential (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers or employees, to the

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extent such disclosure is reasonably necessary in connection with such party’s activities. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement or the NDA; provided, however, that the Parties shall maintain in strict confidence any Confidential Information of the Discloser that the Discloser maintains as a trade secret.
6.2 Permitted Disclosures. The confidentiality obligations contained in Section 6.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the Discloser and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the Discloser; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the Discloser.
6.3 Return of Confidential Information. Within ten (10) days after any request by a Discloser, the Recipient shall destroy or deliver to the Discloser, at the Discloser’s option, all materials in the Recipient’s possession or control that contain or disclose any Confidential Information of the Discloser.
6.4 No License. Nothing herein shall be construed as granting either party a license under any trade secrets, patents, copyrights, or trademarks owned or controlled by the other party.
7. Disclaimer of Warranty. Limitation of Damages. Fallbrook shall provide the Services to Gates in accordance with Exhibit A. FALLBROOK SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT ARISING FROM, RELATED TO, OR CONNECTED WITH THE SALE AND/OR USE OF ANY PRODUCTS MADE BY GATES. FALLBROOK EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES AND RESULTING DELIVERABLES, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR ANY PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OPPORTUNITY ARISING FROM, RELATED TO, OR CONNECTED WITH THE SERVICES OR RESULTING DELIVERABLES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. Notwithstanding the foregoing, Fallbrook agrees to utilize industry standard reasonable engineering practices in the provision of the Services under this Agreement.
8. Right to Fields. During the period of this Agreement and three months following the termination thereof, Fallbrook agrees that it shall not enter into any agreement with any third party to license or otherwise grant rights to make, use, sell, offer to sell, or import NuVinci Technology in the Fields unless Fallbrook first 1) provides Gates notice of receipt of such an offer and 2) provide a period of at least ninety (90) days after such notice for Gates to enter into an agreement on substantially the same terms offered by Fallbrook to such third party, provided however, that if Gates does not enter into such agreement within ninety (90) days Fallbrook’s obligation hereunder shall terminate.
8.1 Fields. For purposes of this Section 8, “Fields” shall mean the following:

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ENGINEERING SERVICES AGREEMENT
(a)                                    ***
                                         ***
                                         ***                                    ; and
(b)                                     ***                      ; and
(c)                                     *** .
9. Term and Termination.
9.1 Term. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated as provided herein, continue for a period of three (3) years.
9.2 Termination. Either party may terminate this Agreement immediately for a material breach by the other party if the other party’s material breach of any provision of this Agreement is not cured within thirty (30) days after the date of such party’s written notice of breach. A material breach for purposes of this section include, but are not limited to the failure of either Party to fulfill in a reasonably timely manner their obligations under Exhibit A.
9.3 Effect of Expiration or Termination. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 5, 6, 7, 9.3 and 10 shall survive any termination or expiration of this Agreement.
10. General Provisions.
10.1 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.
10.2 Assignment. Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business assets associated with this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction for such assets. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 10.2 shall be void.
10.3 Governing Law; Forum. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.
10.4 Force Majeure. If either party fails to perform its obligations because of strikes, lockouts, labor disputes, embargoes, acts of God, inability to obtain labor or materials, governmental restrictions,

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ENGINEERING SERVICES AGREEMENT
governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, terrorist act, civil commotion, riot, fire, earthquake, or natural disaster, or other causes (except financial causes) beyond the reasonable control of the party obligated to perform, then that party’s performance shall be excused for a period equal to the period of such event.
10.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
10.6 Waiver; Modification. If a party waives any term, provision or the other party’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by such party. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by the other party. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.
10.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.
10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.9 Export Limitations. The Confidential Information that the Parties may desire to disclose, or that is discovered, pursuant to this Agreement may be subject to the provisions of the Export Administration Act and the Export Administration Regulations promulgated thereunder, or the Arms Export Control Act or the International Traffic in Arms Regulations. The Parties acknowledge that these statutes and regulations impose restrictions on import, export and transfer to countries of certain categories of data and licenses from the U. S. Department of State and/or the U. S. Department of Commerce may be required before such data can be disclosed hereunder. Moreover, such licenses may impose further restrictions on use and further disclosure of such data.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FALLBROOK TECHNOLOGIES INC.		THE GATES CORPORATION

By:	/s/ William Klehm	By:	/s/ Justin Aschenbrenner
Name:	William Klehm	Name:	Justin Aschenbrenner
Title:	CEO	Title:	V.P. Ind. Bus. Dev.
Date:	10/7/08	Date:	16 Oct. 08

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ENGINEERING SERVICES AGREEMENT
EXHIBIT A
SERVICES AND SPECIFICATIONS
1	Phase I: Project Kickoff
1.2 Description
Fallbrook and Gates will define a detailed specification for the transmission system to ensure understanding of the existing design and update milestones to be tracked throughout the project. In addition, as part of Phase I, Fallbrook will manage the sourcing and procurement of hardware shown in Figure 2 to be used in Phase II. This unit will be termed the Lab Test Prototype. Through the course of this project, at least 3 Lab Test Prototype variator modules will be fabricated plus spare parts. The components produced in this phase are intended to be the same subassembly parts used in the vehicles in phase IV.
Figure 2: CVP Lab Test Prototype Assembly
In addition, Gates will procure at least one *** for use as a test and demonstration vehicle. This vehicle will remain the property of Gates Corporation, with the agreement that Fallbrook will have access to and mutually agreed upon physical possession of it for continued development, testing and demonstration purposes or events.
1.3	Gates Responsibilities
▪	Assign a project lead at Gates

▪	Work with Fallbrook to define key milestones and meeting schedules throughout the project.

▪	Review and confirm the system specification

▪	Work with Fallbrook to define key milestones and meeting schedules throughout the project.

▪	Procurement of at least one test vehicle.
1.4	Fallbrook Responsibilities
▪	Assign a project lead at Fallbrook

▪	Publish and a project plan document with key milestone summary and disseminate to all team members

▪	Review and update the system specification

▪	Procurement of prototype test components and controls hardware for initial test.

▪	Provide configuration management and document control of detailed designs.
1.5	Schedule

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ENGINEERING SERVICES AGREEMENT
This phase will last two weeks with expected completion in October 2008[1]. The completion of Phase I will be triggered by the final publication and agreement on the design specification for this project.
2 Phase II: Variator Test and Controls Development
2.1	Description
Phase II will begin with Fallbrook refitting an existing test stand for use with the Lab Test Prototype released in Phase I. Additionally, Fallbrook will design and develop the control algorithms and interface electronics and hardware for controlling the test unit. Fallbrook anticipates using a ruggedized commercially-available control unit for the test stand development that will also be used for the vehicle controller. At a minimum, the control will read at least one and possibly two inputs (vehicle speed, throttle position) and shift the transmission according to some logic or map based on those inputs. The controls development in this phase however will be focused on hardware validation and tuning the valve body to control the transmission in stable operation, and not necessarily refine the system for operation in the *** . Gates will be responsible for getting the speed and/or throttle or other parameters on the *** to the transmission control module and confirm proper and safe operation in the vehicle. The test stand transmission hardware consists of the variator section only (Figure 2) and does not include all of the components required for the In-Vehicle Prototype.
2.2	Gates Responsibilities
▪	Review preliminary test summaries and provide feedback as necessary
2.3	Fallbrook Responsibilities
▪	Refit and commissioning of appropriate Fallbrook test stand.

▪	Assembly and installation of the CVP hardware.

▪	Test and controls development of variator module.

▪	Summary of test results

▪	Deliver a functioning control module prepared for in-vehicle testing
2.4	Schedule
The fabrication of prototype test components sourced in Phase I will require 8 to 12 weeks depending on the supplier and quantities. Upon receipt of the hardware, Fallbrook will assembly the Lab Test Prototype and install on the stand to begin testing immediately. Assembly and test is expected to begin in December 2008[2], with controls tuning and validation testing to continue

[1]	All dates in this proposal are dependent on the actual start date to the project. Alternatively, this is estimated to be 2 weeks from initial project funding

[2]	All dates in this proposal are dependent on the actual start date to the project. Alternatively, this is estimated to be 2 months from initial project funding

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ENGINEERING SERVICES AGREEMENT
through February 2009[3] in support of the detailed system design and vehicle testing. The total cost for Phases I and II will be covered by Fallbrook as a part of an internal development effort.
3 Phase III: Detailed System Design
3.1	Description
Phase III will be conducted in parallel with Phase II. Gates will be responsible for completing the detailed design of components required to integrate the transmission into the demonstration vehicle. Fallbrook will deliver the existing variator module, hydraulic valve body and electronic control unit[4] to be tested in Phase II. Significant design work has been completed to date on the transmission (specifically the variator module shown in Figure 2). However, there are several elements still required. Generally, the outstanding items include the housing, gearing, pump, hydraulic circulation features, clutch, vibration isolation, etc (see deliverables). Additionally, Gates will be responsible for a vehicle specific wiring harness and any other components specific to the vehicle. In order to support Gates and alleviate any delays or re-work efforts for proper integration of the variator module, the Parties each agree to coordinate and collaborate with respect to the integration of the variator and vehicle during generation of prints and models before the final release for fabrication. Once complete, this assembly will be referred to as the In-Vehicle Prototype.

As a part of Phase III, Fallbrook will submit CAD models of the existing variator assembly and valve body for Gates to use in designing the housing and other vehicle specific components. Likewise, Gates agrees to make available to Fallbrook, upon reasonable request, CAD models and detailed prints of all of the system components sufficient for fabrication and assembly on the test vehicle. Completion of Phase III will be realized when all components for the In-Vehicle Prototype are released for fabrication.
3.2	Gates Responsibilities
▪	Schedule and hold design reviews (in person or via conference call).

▪	Define design detail of the remaining system components sufficient for vehicle installation and test.

▪	Conduct preliminary and final design review of the complete system.

▪	Provide configuration management and document control of detailed designs.

▪	Submission of prints to FTI for check and approval prior to release for fabrication.

▪	Complete design of all vehicle integration components with exception of the variator module, the valve body and the electronic control unit (Fallbrook responsibility). This will include both CAD models and detailed drawings sufficient for fabrication, at a minimum anything not show in Figure 2, and specifically (but not limited to) the following list:
o	Housing

o	Lube and control pump

o	Filter integration

o	Cooler integration

o	Integrate hydraulic system (includes integration of the valve body, designed by Fallbrook, and lines and passages within the transmission)

o	Any required Input/output gearing

[3]	All dates in this proposal are dependent on the actual start date to the project. Alternatively, this is estimated to be 5 months from initial project funding

[4]	This may be a custom PCB or an off the shelf control module

ENGINEERING SERVICES AGREEMENT
o	Mounting provisions

o	Shift selector design (forward-neutral mechanism...if necessary)

o	Integrate speed sensors

o	Vibration isolation (if necessary)

o	Wiring harness and vehicle specific sensors (throttle position, vehicle speed, engine speed, temps, etc.)

o	Clutch assembly (if necessary)
3.3	Fallbrook Deliverables
▪	Release print and specification package for the variator, valve body and electronic control unit for fabrication, assembly and test.[5]

▪	Support design reviews with Gates

▪	Provide configuration management and document control of detailed designs.
3.4	Schedule
The estimated completion for Phase III is primarily dependent on the timeframe for Gates completion of the vehicle interface components. The completion of Phase III will be triggered by the design release of the In-Vehicle Prototype for fabrication of the system. This phase will not include fabrication of the In-Vehicle Prototypes (Phase IV). The estimated completion date for phase III is early December 2008[6].
4 Phase IV: Prototype Fabrication and Vehicle Testing
4.1	Description
Fabrication:

The first task in Phase IV will be to fabricate at least 1 In-Vehicle Prototype system that will be allocated for in-vehicle testing and replacement components. At least three of the variator modules should be complete from Phase II. Phase IV will involve fabrication of the components designed by Gates in Phase III. Each of the Parties will manage the sourcing and procurement of all hardware associated with its respective tasks.[7]

Gates is willing to consider licensing the Gates technology to Fallbrook on commercially reasonable terms in the event Gates terminates this Agreement or the Project. Absent prior approval from Gates, Fallbrook may not use the Gates technical information for any reason following termination of the Agreement or the Project.

Preliminary Test and Development:
Once all of the components are received, Gates will be responsible for assembling and installing the transmission into the vehicle. Preliminary testing and tuning will begin. The objective of the

[5]	FALLBROOK will retain ownership of all CAD and drawing data for the CVP system

[6]	All dates in this proposal are dependent on the actual start date to the project. Alternatively, this is estimated to be 13 weeks from project funding

[7]	Prototyping costs are a function of specific design details and cannot be known specifically until the final release, however FALLBROOK estimates for a volume of 3, each prototype system will cost ***

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ENGINEERING SERVICES AGREEMENT
tests will be to develop the system to meet a minimum set of operational requirements laid out in Phase I. This will include controls tuning and general performance evaluation. Under the scope of this project, Fallbrook will provide at least one full time equivalent engineer for up to one calendar month after the receipt of the variator module for support with initial demos[8]. However, Gates will be chiefly responsible for system validation and testing for performance and safety, controls refinement and any other characteristic of in-vehicle operation.
4.2	Gates Responsibilities
▪	Release and source all remaining components (outside of the variator module and valve body)

▪	Conduct initial assembly and vehicle installation

▪	Confirm safety requirements are met and maintained

▪	Run function test to quantify system characteristics and tune controls.

▪	Provide feedback on any changes desired for follow-on design iterations and/or production plans.
4.3	Fallbrook Responsibilities
▪	Deliver functioning CVP module components (shown in Figure 2)

▪	Document recommendations to meet operational and production requirements for future production system based on initial assembly and test.

▪	Provide engineering support during the in-vehicle testing and controls tuning in the form of one full time equivalent engineer for a period of one calendar month following receipt of all prototype hardware.
4.4	Schedule
The initial schedule for Phase IV is completely dependent on lead time for prototype fabrication and design release of the components designed by Gates in Phase III. Fallbrook typically plans for 10-12 weeks of lead time. Fabrication schedule is largely depending on actual design details as well as supplier availability and cannot be assigned with certainty at this stage. However, the estimated date for receipt of prototype hardware at is March 2009.

Once In-Vehicle Prototypes are assembled, Fallbrook will provide engineering support for at least one calendar month such that the estimated completion for Phase IV will be near the end of April 2009[9].

[8]	FALLBROOK is obviously interested in the long term continuation of this project and will look to provide necessary support as long as possible. This level of support is defined simply to clarify what is regarded within the scope of this proposal. Ultimately, a long term, production validation and planning project will be initiated (preferably with no work stoppage from the initial project) to take the system from demonstrator to final production.

[9]	All dates in this proposal are dependent on the actual start date to the project. This was intended to be 9 months from project start.

ENGINEERING SERVICES AGREEMENT
5 SCHEDULE AND BUDGETARY COST SUMMARY
Scheduling for Phases I through IV have been detailed above. The cost for Fallbrook activities in all Phases total ***, due at the initiation of the project. Table 1 is a summary of the project schedule as detailed in the previous sections.
Table 1: Project Schedule
Table 2: Milestone Summary

Approximate Payment
Line	Phase	Cost	Milestone	Date
1	Phase I	***	Initiation of Project	9/22/2008
2	Phase II: Variator Test and Controls Development		Assembly on the test stand for function test and controls tuning	12/10/2008
4	Phase III: Detailed Design		Design release for fabrication	12/11/ 2008
5	Phase IV: Prototype Fabrication and Vehicle Demonstration		Installation into the test vehicle	3/24/2009
7	Phase IV: Prototype Fabrication and Vehicle Demonstration Program Total:	***	One month after delivery of demonstration vehicle	4/24/2009
All dates in this proposal are subject to the initial funding date and will be adjusted as necessary at the initiation of the project.
In addition the above expenses, Gates will be responsible for prototype hardware that is expected to range from ***, in addition to vehicle costs.

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